EXHIBIT 99.1

United-Guardian Reports Strong Second Quarter Sales & Earnings

HAUPPAUGE, N.Y., Aug. 08, 2018 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that sales and earnings for the second quarter and first six months of 2018 were both very strong, with gross sales for the first six months of the year up 15% from $6,764,379 in 2017 to $7,808,346 this year, and net income up 41% from $1,738,584 ($0.38 per share) in 2017 to $2,452,524 ($0.53) this year. Second quarter sales increased by 6% from $3,891,656 in 2017 to $4,141,399 this year, and net income for the quarter increased by 26% from $1,104,149 ($0.24 per share) in 2017 to $1,392,662 ($0.30 per share) this year.

Ken Globus, President of United-Guardian, stated, “We are pleased to report that in the first six months of the year we experienced increases in all of our product lines, with the most substantial increases coming from higher sales of our cosmetic ingredients, which increased by 18%, and stronger sales of Renacidin® Irrigation, our largest pharmaceutical product, which increased by 22%. The increase in sales of our cosmetic ingredients was primarily the result of an increase in sales of our Lubrajel® products into China, which has been a growing market for us. Our ability to continue to increase our sales in China will depend partly on what happens with the tariff situation. While the financial impact of the tariffs was relatively minor for us this quarter, it is likely that they will have a more significant impact in the future if they are fully implemented. We are working closely with our marketing partner in China to minimize the potential impact of these tariffs, and remain hopeful that despite the tariff situation we will be able to continue to increase our sales in China, and, along with our new web-based marketing campaign for Renacidin, are optimistic that we will be able to continue the excellent year we have had to date.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:
Robert S. Rubinger
Public Relations
(631) 273-0900

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED JUNE 30, 2018 and JUNE 30, 2017*

STATEMENTS OF INCOME (UNAUDITED)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2018	2017	2018	2017

Sales:
Gross sales	$4,141,399	$3,891,656	$7,808,346	$6,764,379
Sales allowances and returns	(182,181)	(116,905)	(329,616)	(203,240)
Net Sales	3,959,218	3,774,751	7,478,730	6,561,139

Costs and expenses:
Cost of sales	1,610,173	1,667,113	3,061,104	2,931,209
Operating expenses	534,420	418,605	1,058,534	882,085
Research and development	91,285	158,275	192,949	348,004
Total costs and expenses	2,235,878	2,243,993	4,312,587	4,161,298
Income from operations	1,723,340	1,530,758	3,166,143	2,399,841

Other income (expense):
Investment income	57,777	68,690	104,559	121,562
Unrealized gain (loss) on marketable securities	95,020	---	(40,130)	---
Realized (loss) gain on marketable securities	(113,276)	4,106	(113,276)	4,106
Loss on trade-in of equipment	---	---	(12,837)	---
Total other income (expense)	39,521	72,796	(61,684	125,668
Income before provision for income taxes	1,762,861	1,603,554	3,104,459	2,525,509
Provision for income taxes	370,199	499,405	651,935	786,925
Net Income	$1,392,662	$1,104,149	$2,452,524	$1,738,584
Earnings per common share
(basic and diluted)	$0.30	$0.24	$0.53	$0.38

Weighted average shares – basic and diluted	4,594,319	4,594,319	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.